Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Inverness Medical Innovations, Inc. of our report dated June 13, 2007 relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Cholestech Corporation, which appears in Inverness Medical Innovations, Inc.’s Current Report on Form 8-K dated July 20, 2007.
/s/ PricewaterhouseCoopers LLP
San Jose, California
September 5, 2007